EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 26, 2007 (except for Note 13, as to which the date is September 10, 2007), relating to the consolidated financial statements of H-G Holdings, Inc. and subsidiaries as of December 31, 2004, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 appearing in the Current Report on Form 8-K of Concur Technologies, Inc. dated September 13, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

September 13, 2007